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                                                                   Exhibit 10.10

                      [APPLIED INNOVATION INC. LETTERHEAD]





June 14, 1999


Mr. Michael P. Keegan
5208 Whisper Willow Drive
Fairfax, VA 22030

Dear Mike:

We are pleased to confirm our offer for, and your acceptance of, the position of VP & Chief Financial Officer. We are excited about your joining the Company, and we are confident you have the ability to make a major contribution to Applied's future performance. We know that Applied will offer you challenging and rewarding opportunities professionally and personally.

Following are the terms of your employment offer:

1.       EMPLOYMENT

         You will initially report to Gerard Moersdorf--President, & Chief Executive Officer.

         Your targeted start date is July 26, 1999, but this date will stay flexible based on your needs.

2.       COMPENSATION

         Your base salary compensation will be at a bi-weekly salary of $5,769.24 (26 pay periods per year), payable in accordance with the normal payroll practices of the company. With this offer comes our liberal benefits package on which you have already received information.

         You will also be eligible to participate in the management bonus plan. The bonus plan will be based on corporate objectives. Your objectives will be the same as those currently in place for the President/CEO and the Vice President of Sales and Marketing. The objectives are primarily relate to targeted sales and pre-tax profits, as determined by the President's Operating Report. The bonus, if any, will be paid after completion of the 1999 audit, which is anticipated to be in February, 2000.



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Michael P. Keegan
June 14, 1999
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3.       VACATION

         You will be entitled to 15 days paid vacation during each of your first full six calendar years of your employment. After that you will receive vacation in accordance with the Applied Innovation Inc. vacation policy. Presently, that policy provides one additional day per year up to a maximum of 20 days in year eleven. You will have 6 days of paid vacation available for use during 1999.

4.       RELOCATION


         APPROVAL

         The Chief Executive Officer will have the ultimate authority for all decisions relating to reimbursement of relocation expenses.

         GUIDELINES

         A.       HOUSE HUNTING TRIPS

                  The company will reimburse expenses for up to two trips for the employee and spouse to select a residence at the new location. The Company will also reimburse expenses for one of the trips to include children of the employee and spouse, subject to review by the Company. Typically these trips should not exceed 3 days/2 nights, but necessary exceptions will be considered on a case by case basis. The Company will reimburse reasonable expenses for flights/mileage, meals and hotel.

         B.       TEMPORARY LIVING EXPENSES

                  The relocating employee is expected to make all reasonable efforts to secure housing at the new location prior to the sale of the current home and moving of the employee and family, thereby eliminating the need for temporary housing and property storage; however, the Company recognizes that there may be circumstances beyond the employee's control relating to the sale of the current home and/or purchase of the new home which may result in the need for temporary housing. In these circumstances the Company will consider providing temporary housing (rent and utilities for furnished apartment or hotel room selected by the Company) and property storage (van line storage or self storage facility selected by the Company) on a case by case basis. Such approved storage would include the additional labor costs associated with the additional loading and unloading of household goods.

                  Temporary housing and property storage should typically not exceed 90 days and are subject to advance approval.

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Michael P. Keegan
June 14, 1999
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              C.  TRANSPORTATION OF HOUSEHOLD GOODS

                  The company will pay for reasonable costs of transporting normal household goods, including packing, loading, hauling and unloading of household goods (excluding cars, boats and campers). The carrier will be selected by the Company.

              D.  TRANSPORTATION OF EMPLOYEE AND FAMILY

                  The company will pay for reasonable costs associated with transporting you and your family to your new location. Reasonable costs include standard mileage reimbursement (10 cents per mile) per vehicle driven, plus meals and in-transit lodging.

              E.  SALE OF RESIDENCE

                  Payment of the following expenses incidental to the sale of the employee's home will be considered:

              1.  Realtor commission/Broker fee up to 6% of sale price of home.

              2. Appraisal, credit report and survey when required by law or mortgage holder.

              3.  Mortgagee's title policy, abstract or title guarantee.

              4.  Recording of mortgage and deed.

              5.  Local mortgage tax.

              6. Reasonable attorney fees consistent with local requirements limited to $300.00.

              7. Transfer fees up to $2.00 per thousand dollars of selling price.

              8. Title insurance up to $3.50 per thousand dollars of selling price.

              9.  Deed preparation up to $35.00.

              10. Gas and termite inspection up to $90.00.

              11. Septic/well inspection up to $100.00.

              12. Home warranty up to $300.00.

              Not reimbursable:

              o   Full or pro-rated hazard insurance

              o   Property taxes/aggregate escrow reserve

              o   Interest charges

              o   Home owner association dues


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Michael P. Keegan
June 14, 1999
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              F.  PURCHASE OF RESIDENCE

                  Payment of the following expenses incidental to the purchase of the employee's home will be considered:

              o Buyer closing costs: the Company will pay for the buyer closing costs for the purchase of the new home, providing the selling price of the current home and purchase price of the new home have a difference of less than 10%. If the purchase price of your new home is more than 10% higher than the selling price of your current home, the Company will pay for a prorated amount of the closing costs. Reimbursable closing costs will include the costs listed in section "E" above for items 2 through 12.

              o Mortgage related points: if the interest rate on the existing mortgage is less than the available interest rate on the new mortgage of comparable terms (30 year fixed to 30 year fixed, ARM to ARM, etc.), the Company will pay the necessary points to buy down the interest rate to the same level as the interest rate on your existing mortgage, providing the total length of the new mortgage is not longer than the original length of your existing mortgage. This buy down is subject to Company review and approval.

              o   The cost of standard utility hook-ups at the new residence.

              G.  VEHICLE LICENSING COSTS

                  The Company will reimburse the cost of the first 12 months of car license plates/tags for up to two vehicles.

              H.  EMPLOYEE HOME VISITS WHILE IN TEMPORARY HOUSING

                  The Company will determine whether reimbursement for employee home visit expenses will be allowed during the relocation period. When authorized, all reasonable attempts should be made to combine necessary work/business trips with such home visits.

                  All of the above costs must be reasonable in amount and subject to AI review and approval. If special conditions exist and additional assistance is required, appropriate advance approval is required.

              I.  MISCELLANEOUS ACCOUNTABLE COSTS

                  The Company will provide a $2000.00 accountable allowance for other miscellaneous move related expenses. The costs must be approved by the Company and be directly related to the relocation event. As with all other expenses under this policy a full accounting, included written receipts with proper explanation, is to be provided before reimbursement occurs.


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Michael P. Keegan
June 14, 1999
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              J.  WHAT IS TAXABLE AND NON-TAXABLE AS INCOME

                  For clarification, the following items are NOT taxable income: transportation of your household goods, 10 cents per mile for driving personal vehicles to the new location, flights and lodging during transport of immediate family members to the new location. All other relocation costs listed above should be assumed to be taxable income. Federal Internal Revenue Service regulations require that all relocation expenses for which an employee is reimbursed or which are being paid directly by the Company be reported as gross income. These expenses will be included in the gross earnings figure on the employee's W-2 form.

                  The Company will gross up payments/reimbursements to cover all payroll taxes.

                  All expenses reimbursable under these guidelines which are not paid directly by the Company must be submitted on an expense form with appropriate receipts. When submitting relocation expenses for reimbursement, please use an expense form that contains only relocation expenses do not mix relocation expenses and business expenses on a single expense form.

              K.  REPAYMENT SCHEDULE

                  If the employee voluntarily resigns from employment with the Company, or the employee's employment is terminated for any form of gross misconduct, the employee will reimburse the Company as follows:

                  0-30 days      100.00%
                  31-60 days      91.63%
                  61-90days       83.30%
                  91-120 days     74.97%
                  121-150 days    66.64%
                  151-180 days    58.31%
                  181-210 days    49.98%
                  211-240 days    41.65%
                  241-270 days    33.32%
                  271-300 days    24.99%
                  301-330 days    16.66%
                  331-365 days     8.33%



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Michael P. Keegan
June 14, 1999
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5.       STOCK OPTIONS

         Under the 1996 Stock Option Plan, options may be granted by the Board of Directors at exercise prices not less than fair market value. In accordance with that plan, we offer the following:

         a) The compensation committee of the Board of Directors, effective upon the start of your employment, will grant you options to purchase 50,000 shares of common stock of the Company.

         b) All of the options will be exercisable at a price equal to the closing price (as quoted by NASDAQ) of the Company's stock on the day prior to the start of your employment.

         c) The options will be subject to the normal requirements of the Plan (copy enclosed), and 20% of the options will vest and become exercisable upon each annual anniversary of your employment by the Company.

         d) The options will terminate on the eighth anniversary of the date of grant.

Your employment is "at-will employment" (may be terminated by either the Company or yourself at any time and for any reason). If, in the future, you elect to terminate your employment with the Company, we request that you provide a minimum notice of fourteen days.

By accepting this offer, you represent and warrant that you are not a party to any agreement that would prevent you from performing your duties for the Company or which would expose the Company to a risk of suit by reason of your employment by the Company.

In consideration of your employment, you will enter into an Employment Agreement with the Company. A copy of this agreement is enclosed for your careful review. Please sign the Employment Agreement and one copy of this letter, and return to affirm acceptance of this offer. We look forward to working with you and we are confident that your employment at Applied Innovation will be challenging and successful.

Sincerely,



Larenda Johnson
Employment Manager

Enclosure:  Employment Agreement




 /s/ Michael P. Keegan                           June 18, 1999
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     Michael P. Keegan                          Date